                            TRANSFER AGENCY AGREEMENT

         AGREEMENT made this __ day of October, 1998, between BARR ROSENBERG VARIABLE INSURANCE TRUST (the "Trust"), a Massachusetts business trust, and BISYS FUND SERVICES OHIO, INC. ("BISYS"), an Ohio corporation.

         WHEREAS, the Trust desires that BISYS perform certain services for each series of the Trust (individually referred to herein as a "Fund" and collectively as the "Funds"); and

         WHEREAS, BISYS is willing to perform such services on the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

         1.     RETENTION OF BISYS.

                The Trust hereby engages BISYS to act as the transfer agent for the Funds to perform (i) the transfer agent services set forth in Schedule A hereto (the "Initial Services"), (ii) such special services (the "Special Services") incidental to the performance of such services as may be agreed to by the parties from time to time (for such fees as the parties may agree as aforesaid) and (iii) such additional services (collectively with the Initial Services and the Special Services, the "Services"), as may be agreed to by the parties from time to time and set forth in an amendment to said Schedule A (for such fees as the parties may agree as aforesaid).

                BISYS may, in its discretion, appoint in writing other parties qualified to perform transfer agency services reasonably acceptable to the Trust (individually, a "Sub-transfer Agent") to carry out some or all of its responsibilities under this Agreement with respect to a Fund; provided, however, that the Sub-transfer Agent shall be the agent of BISYS and not the agent of the Trust or such Fund, and that BISYS shall be fully responsible for the acts of such Sub- transfer Agent and shall not be relieved of any of its responsibilities hereunder by the appointment of such Sub-transfer Agent.

         2.     FEES.

                The Trust shall pay BISYS for the services to be provided by BISYS under this Agreement in accordance with, and in the manner set forth in, Schedule B hereto. Fees for any additional services to be provided by BISYS pursuant to an amendment to Schedule A hereto shall be subject to mutual agreement at the time such amendment to Schedule A is proposed.

         3.     REIMBURSEMENT OF EXPENSES.

                In addition to paying BISYS the fees described in Section 2 hereof, the Trust agrees to reimburse BISYS for BISYS' reasonable out-of-pocket expenses in providing services hereunder, including without limitation, the following:

                (a) All freight and other delivery and bonding charges incurred by BISYS in delivering materials to and from the Trust and in delivering all materials to shareholders;

                (b) All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by BISYS in communication with the Trust, the Trust's investment adviser or custodian, dealers, shareholders or others as required for BISYS to perform the services to be provided hereunder;

                (c) Costs of postage, couriers, stock computer paper, statements, labels, envelopes, checks, reports, letters, tax forms, proxies, notices or other form of printed material which shall be required by BISYS for the performance of the services to be provided hereunder;

                (d) The cost of microfilm or microfiche of records or other materials;

                (e) All systems-related expenses associated with the provision of special reports and services pursuant to Schedule C attached hereto; and

                (f) Any expenses BISYS shall reasonably incur at the written direction of an officer of the Trust (other than an officer of the Trust who is also an employee of BISYS) thereunto duly authorized.

         4.     EFFECTIVE DATE.

                This Agreement shall become effective as of the date first written above (the "Effective Date").

         5.     TERM.

                The initial term of this Agreement (the "Initial Term") shall be for a period commencing on the date first written above and ending on October 1, 1999. Thereafter, it shall be renewed automatically for successive one-year terms unless written notice not to renew is given by the non-renewing party to the other party at least 60 days prior to the expiration of the then-current term; provided, however, that, after the Initial Term, (i) the Trust may terminate this Agreement at any time, without the payment of a penalty, by a vote of a majority of the Trust's outstanding voting securities (as defined in the 1940 Act) or by vote of a majority of the Trustees of the Trust on 60 days' written notice to BISYS and (ii) BISYS may terminate this Agreement at any time, without penalty, on 60 days' written notice to the Trust; and, provided further, that after such termination, for so long as BISYS, with the written consent of the Trust, in fact continues to perform any one or more of the services contemplated by this Agreement or any Schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Fees and reasonable out-of-pocket expenses incurred by BISYS but unpaid by the Trust upon termination of this Agreement shall be immediately due and payable upon and notwithstanding such termination. BISYS shall be entitled to collect from the Trust, in addition to the fees and disbursements provided by Sections 2 and 3 hereof, the amount of all of BISYS' reasonable costs in connection with BISYS' activities in effecting such termination, including without limitation, the delivery to the Trust and/or its distributor or investment adviser and/or other parties, of the Trust's property, records, instruments and documents, or any copies thereof. To the extent that BISYS may retain in its possession copies of any Trust documents or records subsequent to such termination which copies had not been requested by or on behalf of the Trust in connection with the termination process described above, BISYS will provide the Trust with reasonable access to such copies; provided, that BISYS shall be reimbursed for reasonable costs incurred in connection therewith.

                In the event of a material breach of this Agreement by either party, the non- breaching party shall notify the breaching party in writing of such breach and, upon receipt of such notice, the breaching party shall have 45 days to remedy the breach. In the event the breach is not remedied within such time period, the nonbreaching party may immediately terminate this Agreement.

                If, for any reason, other than a material breach of this Agreement or termination of this Agreement by the Trust after the Initial Term, BISYS is replaced as transfer agent, or if a third party is added to perform all or a part of the services provided by BISYS under this Agreement (excluding any sub-transfer agent appointed by BISYS as provided in Section 1 hereof), then the Trust shall make a one-time cash payment, as liquidated damages to, BISYS equal to the balance due BISYS for the remainder of the term of this Agreement, assuming for purposes of calculation of the payment that the asset level of the Trust on the date BISYS is replaced, or a third party is added, will remain constant for the balance of the contract term.

                In the event the Trust is merged into another legal entity in part or in whole pursuant to any form of business reorganization or is liquidated in part or in whole prior to the expiration of the Initial Term of this Agreement, the parties acknowledge and agree that (i) the liquidated damages provision set forth above shall be applicable in those instances in which BISYS is not retained to provide transfer agency services and (ii) for purposes of calculating the payment amount representing liquidated damages, the number of shareholder accounts within the Trust shall be the greater of: (i) the number of shareholder accounts at the time the Trust's Board of Trustees receives notification of an intention on the part of Fund management to effect such a business reorganization or liquidation; (ii) the number of shareholder accounts at the time the Trust's Board of Trustees formally approves such a business reorganization or liquidation; or (iii) the number of shareholder accounts on the day prior to the first day during which assets are transferred by the Trust pursuant to the plan of reorganization or liquidation. The one-time cash payment referenced above shall be due and payable on the day prior to the first day during which assets are transferred to the surviving entity pursuant to the plan of reorganization or liquidation.

                The parties further acknowledge and agree that, in the event the BISYS ceases to be retained, as set forth above, (i) a determination of actual damages incurred by the BISYS would be extremely difficult, and (ii) the liquidated damages provision contained herein is intended to adequately compensate BISYS for damages incurred and is not intended to constitute any form of penalty.

         6.     UNCONTROLLABLE EVENTS.

                BISYS assumes no responsibility hereunder, and shall not be liable for any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control.

         7.     LEGAL ADVICE.

                BISYS shall notify the Trust at any time BISYS believes that it is in need of the advice of counsel (other than counsel in the regular employ of BISYS or any affiliated companies) with regard to BISYS' responsibilities and duties pursuant to this Agreement; and after so notifying the Trust, BISYS, at its discretion, shall be entitled to seek, receive and act upon advice of legal counsel of its choosing (which counsel shall be reasonably acceptable to the Trust) and BISYS shall in no event be liable to the Trust or any Fund or any shareholder or beneficial owner of the Trust for any action reasonably taken pursuant to such advice.

         8.     INSTRUCTIONS.

                Whenever BISYS is requested or authorized to take action hereunder pursuant to instructions from a shareholder, or a properly authorized agent of a shareholder ("shareholder's agent"), concerning an account in a Fund, BISYS shall be entitled to rely upon any certificate, letter or other instrument or communication, reasonably believed by BISYS to be genuine and to have been properly made, signed or authorized by an officer or other authorized agent of the Trust or by the shareholder or shareholder's agent, as the case may be, and shall be entitled to receive as conclusive proof of any fact or matter required to be ascertained by it hereunder a certificate signed by an officer of the Trust or any other person authorized by the Trust's Board of Trustees or by the shareholder or shareholder's agent, as the case may be.

                As to the services to be provided hereunder, BISYS may rely conclusively upon the terms of the Prospectuses and Statement of Additional Information of the Trust relating to the Funds to the extent that such services are described therein unless BISYS receives written instructions to the contrary in a timely manner from the Trust.

          9. STANDARD OF CARE; RELIANCE ON RECORDS AND INSTRUCTIONS; INDEMNIFICATION.

                BISYS shall use its best efforts to ensure the accuracy of all services performed under this Agreement, but shall not be liable to the Trust for any action taken or omitted by BISYS in the absence of bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties. The Trust agrees to indemnify and hold harmless BISYS, its employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, whether groundless or otherwise, and from and against any and all judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other reasonable expenses of every nature and character arising out of or in any way relating to BISYS' actions taken or nonactions with respect to the performance of services under this Agreement or based, if applicable, upon reasonable reliance on information, records, instructions or requests given or made to BISYS by a duly authorized representative of the Trust or the investment adviser and on any records provided by any fund accountant or custodian thereof; provided that this indemnification shall not apply to actions or omissions of BISYS, its employees, agents, directors, officers and nominees in cases of their own bad faith, willful misfeasance, negligence or reckless disregard by any or all of them of BISYS' obligations and duties; and further provided that prior to confessing any claim against it which may be the subject of this indemnification, BISYS shall give the Trust written notice of and a reasonable opportunity to defend against said claim in its own name or in the name of BISYS.

                BISYS agrees to indemnify and hold harmless the Trust, its employees, agents, Trustees, officers and nominees from and against any and all actions, suits, demands and claims, whether groundless or otherwise, and from and against any and all judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character arising out of or in any way relating to BISYS' or its employees', agents', directors', officers' and nominees' bad faith, willful misfeasance, negligence or reckless disregard by any or all of them of BISYS' obligations and duties with respect to the performance of services under this Agreement; provided, that, prior to confessing any claim against it which may be the subject of this indemnification, the Trust shall give BISYS written notice of and a reasonable opportunity to defend against said claim in its own name or in the name of the Trust.

         The rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the indemnification provision contained herein shall apply, however, it is understood that if in any case the indemnifying party may be asked to indemnify or hold the other party harmless, the indemnifying party shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnified party will use all reasonable care to identify and notify the indemnifying party promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the indemnifying party, but failure to do so in good faith shall not affect the rights hereunder.

                The indemnifying party shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the indemnifying party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the indemnifying party and satisfactory to the other party, whose approval shall not be unreasonably withheld. In the event that the indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by it. If the indemnifying party does not elect to assume the defense of a suit, it will reimburse the indemnified party for the reasonable fees and expenses of any counsel retained by the other party.

         10.    RECORD RETENTION AND CONFIDENTIALITY.

                BISYS shall keep and maintain on behalf of the Trust all books and records which the Trust or BISYS is, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the Investment Company Act of 1940, as amended (the "1940 Act"), relating to the maintenance of books and records in connection with the services to be provided hereunder. BISYS further agrees that all such books and records shall be the property of the Trust and to make such books and records available for inspection by the Trust or by the Securities and Exchange Commission (the "Commission") at reasonable times and otherwise to keep confidential all books and records and other information relative to the Trust and its shareholders, except when requested to divulge such information by duly-constituted authorities or court process, or requested by a shareholder or shareholder's agent with respect to information concerning an account as to which such shareholder has either a legal or beneficial interest or when requested by the Trust, the shareholder, or shareholder's agent, or the dealer of record as to such account.

         11.    REPORTS.

                BISYS will furnish to the Trust and to its properly authorized auditors, investment advisers, examiners, distributors, dealers, underwriters, salesmen, insurance companies and others designated by the Trust in writing, such reports at such times as are prescribed in Schedule C attached hereto, or as subsequently agreed upon by the parties pursuant to an amendment to Schedule C.

         12.    RIGHTS OF OWNERSHIP.

                All computer programs and procedures developed to perform services required to be provided by BISYS under this Agreement are the property of BISYS. All records and other data except such computer programs and procedures are the exclusive property of the Trust and all such other records and data will be furnished to the Trust in appropriate form as soon as practicable after termination of this Agreement for any reason.

         13.    RETURN OF RECORDS.

                BISYS may at its option at any time, and shall promptly upon the Trust's demand, turn over to the Trust and cease to retain BISYS' files, records and documents created and maintained by BISYS pursuant to this Agreement which are no longer needed by BISYS in the performance of its services or for its legal protection. If not so turned over to the Trust, such documents and records will be retained by BISYS for six years from the year of creation. At the end of such six-year period, such records and documents will be turned over to the Trust unless the Trust authorizes in writing the destruction of such records and documents.

         14.    BANK ACCOUNTS.

                The Trust and the Funds shall establish and maintain such bank accounts with such bank or banks as are selected by the Trust, as are necessary in order that BISYS may perform the services required to be performed hereunder. To the extent that the performance of such services shall require BISYS directly to disburse amounts for payment of dividends, redemption proceeds or other purposes, the Trust and Funds shall provide such bank or banks with all instructions and authorizations necessary for BISYS to effect such disbursements.

         15.    REPRESENTATIONS OF THE TRUST.

                The Trust certifies to BISYS that: (a) as of the close of business on the Effective Date, each Fund which is in existence as of the Effective Date has authorized unlimited shares, and (b) by virtue of its Agreement and Declaration of Trust, as amended, shares of each Fund which are redeemed by the Trust may be sold by the Trust from its treasury, and (c) this Agreement has been duly authorized by the Trust and, when executed and delivered by the Trust, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties and general principles of equity.

         16.    REPRESENTATIONS OF BISYS.

                BISYS represents and warrants that: (a) BISYS has been in, and shall continue to be in, substantial compliance with all provisions of law, including Section 17A(c) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), required in connection with the performance of its duties under this Agreement; and (b) the various procedures and systems which BISYS has implemented with regard to safekeeping from loss or damage attributable to fire, theft or any other cause of the blank checks, records, and other data of the Trust and BISYS' records, data, equipment, facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are required for the secure performance of its obligations hereunder.

         17.    INSURANCE.

                BISYS shall notify the Trust should its insurance coverage with respect to professional liability or errors and omissions coverage be canceled or reduced. Such notification shall include the date of change and the reasons therefor. BISYS shall notify the Trust of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Trust from time to time as may be appropriate of the total outstanding claims made by BISYS under its insurance coverage.

         18.    INFORMATION TO BE FURNISHED BY THE TRUST AND FUNDS.

                The Trust has furnished to BISYS, or will furnish to BISYS within 90 days following the Effective Date, the following:

                (a) Copies of the Agreement and Declaration of Trust of the Trust and of any amendments thereto, certified by the proper official of the state in which such Declaration has been filed.

                (b)   Copies of the following documents:

                      1.     The Trust's By-Laws and any amendments thereto.

                      2. Certified copies of resolutions of the Board of Trustees covering the following matters:

                             A. Approval of this Agreement and authorization of a specified officer of the Trust to execute and deliver this Agreement and authorization for specified officers of the Trust to instruct BISYS hereunder; and

                             B. Authorization of BISYS to act as Transfer Agent for the Trust on behalf of the Funds.

                      3. Any Fund Participation Agreement to which the Trust is a party.

                (c) A list of all officers of the Trust, together with specimen signatures of those officers, who are authorized to instruct BISYS in all matters.

                (d) Two copies of the following (if such documents are employed by the Trust):

                      1.     Prospectuses and Statement of Additional
                             Information;

                      2.     Distribution Agreement; and

                      3. All other forms commonly used by the Trust or its Distributor with regard to their relationships and transactions with shareholders of the Funds.

                (e) A certificate as to shares of beneficial interest of the Trust authorized, issued, and outstanding as of the Effective Date of BISYS' appointment as Transfer Agent (or as of the date on which BISYS' services are commenced, whichever is the later date) and as to receipt of full consideration by the Trust for all shares outstanding, such statement to be certified by the Treasurer of the Trust.

         19.    INFORMATION FURNISHED BY BISYS.

                BISYS has furnished to the Trust the following:

                (a)   BISYS' Articles of Incorporation.

                (b)   BISYS' By-Laws and any amendments thereto.

                (c) Certified copies of actions of BISYS covering the following matters:

                      1. Approval of this Agreement, and authorization of a specified officer of BISYS to execute and deliver this Agreement;

                      2. Authorization of BISYS to act as Transfer Agent for the Trust.

                (d) A copy of the most recent independent accountants' report relating to internal accounting control systems as filed with the Commission pursuant to Rule 17Ad-13 under the Exchange Act.

         20.    AMENDMENTS TO DOCUMENTS.

                The Trust shall furnish BISYS written copies of any amendments to, or changes in, any of the items referred to in Section 18 hereof forthwith upon such amendments or changes becoming effective. In addition, the Trust agrees that no amendments will be made to the Prospectuses or Statement of Additional Information of the Trust which might have the effect of changing the procedures employed by BISYS in providing the services agreed to hereunder or which amendment might affect the duties of BISYS hereunder unless the Trust first obtains BISYS' approval of such amendments or changes.

         21.    RELIANCE ON AMENDMENTS.

                BISYS may rely on any amendments to or changes in any of the documents and other items to be provided by the Trust pursuant to Sections 18 and 20 of this Agreement and the Trust hereby agrees to indemnify and hold harmless BISYS from and against any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other reasonable expenses of every nature and character which may result from actions or omissions on the part of BISYS in reasonable reliance upon such amendments and/or changes. Although BISYS is authorized to rely on the above-mentioned amendments to and changes in the documents and other items to be provided pursuant to Sections 18 and 20 hereof, BISYS shall be under no duty to comply with or take any action as a result of any of such amendments or changes unless the Trust first obtains BISYS' written consent to and approval of such amendments or changes.

         22.    COMPLIANCE WITH LAW.

                Except for the obligations of BISYS set forth in Section 10 hereof, the Trust assumes full responsibility for the preparation, contents, and distribution of each prospectus of the Trust as to compliance with all applicable requirements of the Securities Act of 1933, as amended (the "1933 Act"), the 1940 Act, and any other laws, rules and regulations of governmental authorities having jurisdiction. BISYS shall have no obligation to take cognizance of any laws relating to the sale of the Trust's shares. The Trust represents and warrants that no shares of the Trust will be offered to the public until the Trust's registration statement under the 1933 Act and the 1940 Act has been declared or becomes effective.

         23.    NOTICES.

                Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address: if to the Trust, to it at Rosenberg Institutional Equity Management, 4 Orinda Way, Orinda, California 94563, Attn:
Edward H. Lyman, Esq., with a copy to J.B. Kittredge, Esq., Ropes & Gray, One International Place, Boston, Massachusetts 02110-2624; if to BISYS, to it at 3435 Stelzer Road, Columbus, Ohio 43219, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

         24.    HEADINGS.

                Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

         25.    ASSIGNMENT.

                This Agreement and the rights and duties hereunder shall not be assignable by either of the parties hereto except by the specific written consent of the other party. This Section 25 shall not limit or in any way affect BISYS' right to appoint a Sub-transfer Agent pursuant to Section 1 hereof. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

         26. GOVERNING LAW AND MATTERS RELATING TO THE TRUST AS A MASSACHUSETTS BUSINESS TRUST.

                This Agreement shall be governed by and its provisions shall be construed in accordance with the laws of the State of Ohio. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the property of the Trust. The execution and delivery of this Agreement have been authorized by the Trustees, and this Agreement has been signed and delivered by an authorized officer of the Trust, acting as such, and neither such authorization by the Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the property of the Trust as provided in the Trust's Amended and Restated Agreement and Declaration of Trust, which is on file with the Secretary of The Commonwealth of Massachusetts.

         27.    CONFIDENTIAL INFORMATION.

                Each party acknowledges that it may acquire knowledge and information relating to the other party and its affiliates which is not generally known by others including, but not limited to, information pertaining to business plans, prior, present or potential shareholders, employees, customers and/or suppliers, and that all such knowledge and information acquired or developed is and shall be confidential and proprietary information (all such confidential and proprietary information is herein collectively referred to as the "Confidential Information"). Each party agrees to hold the Confidential Information in strict confidence, to refrain from directly or indirectly disclosing it to others or using it in any way except for purposes of performing services hereunder, and to prevent any unauthorized person access to it either before or after termination of this Agreement, without the prior written consent of the other party. Both parties further agree to take all action reasonable and necessary to protect the confidentiality of the Confidential Information. The parties shall use their best efforts to have their officers, partners, employees and agents agree to the terms of this Section. The obligations of the parties contained in this section shall survive termination of this Agreement. Neither party's confidentiality obligations under this provision shall apply to such information that (i) was in the public domain or available to a third party without restrictions at or prior to the time such information was made known to such party, (ii) had been independently known to such party at the time of disclosure from persons who were not subject to similar confidentiality obligations, or (iii) is required to be disclosed by law (except that each party will use best efforts to give the other party written notice prior to any such disclosure).

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.



                                       BARR ROSENBERG VARIABLE
                                       INSURANCE TRUST


                                       By:
                                          --------------------------------

                                       Title:
                                             -----------------------------


                                       BISYS FUND SERVICES OHIO, INC.


                                       By:
                                          --------------------------------

                                       Title:
                                             -----------------------------

                                   SCHEDULE A
                        TO THE TRANSFER AGENCY AGREEMENT
                                     BETWEEN
                     BARR ROSENBERG VARIABLE INSURANCE TRUST
                                       AND
                         BISYS FUND SERVICES OHIO, INC.

                            TRANSFER AGENCY SERVICES


1.       SHAREHOLDER TRANSACTIONS

         a.     Process shareholder purchase and redemption orders.

         b. Set up account information, including address, dividend option, taxpayer identification numbers and wire instructions.

         c. Issue confirmations in compliance with Rule 10b-10 under the Securities Exchange Act of 1934, as amended.

         d.     Issue periodic statements for shareholders.

         e.     Process transfers and exchanges.

         f. Process dividend payments, including the purchase of new shares, through dividend reimbursement.

2.       Shareholder Information Services

         a. Make information available to shareholder servicing unit and other remote access units regarding trade date, share price, current holdings, yields, and dividend information.

         b. Produce detailed history of transactions through duplicate or special order statements upon request.

         c. Provide mailing labels for distribution of financial reports, prospectuses, proxy statements or marketing material to current shareholders.

         d. Provide toll-free lines for direct shareholder use, plus customer liaison staff with on-line inquiry capacity.

3.       COMPLIANCE REPORTING

         a. Provide reports to the Securities and Exchange Commission, the National Association of Securities Dealers and the States in which the Fund is registered.

         b. Prepare and distribute appropriate Internal Revenue Service forms for corresponding Fund and shareholder income and capital gains.

         c.     Issue tax withholding reports to the Internal Revenue Service.

4.       DEALER/LOAD PROCESSING (IF APPLICABLE)

         a. Provide reports for tracking rights of accumulation and purchases made under a Letter of Intent.

         b. Account for separation of shareholder investments from transaction sale charges for purchase of Fund shares.

         c. Calculate Fund Reimbursement Fees, fees due under 12b-1 plans for distribution and marketing expenses and any shareholder servicing fees.

         d. Track sales and commission statistics by dealer and provide for payment of commissions on direct shareholder purchases in a load Fund.

5.       SHAREHOLDER ACCOUNT MAINTENANCE

         a. Maintain all shareholder records for each account in the Trust.

         b. Issue customer statements on scheduled cycle, providing duplicate second and third party copies if required.

         c.     Record shareholder account information changes.

         d.     Maintain account documentation files for each shareholder.

                                   SCHEDULE B
                        TO THE TRANSFER AGENCY AGREEMENT
                                     BETWEEN
                     BARR ROSENBERG VARIABLE INSURANCE TRUST
                                       AND
                         BISYS FUND SERVICES OHIO, INC.


                               TRANSFER AGENT FEES


ANNUAL FEES

         BISYS shall be entitled to receive an annual account maintenance fee of $15.00 per shareholder account which is in existence at any time during the month for which payment is made, such fee to be paid in equal monthly installments. BISYS shall be entitled to receive the account maintenance fee on all shareholder accounts maintained in its records during the year, including those shareholder accounts which have a zero balance during any portion of the year. The annual account maintenance fee set forth above shall be subject to a minimum annual fee of $12,000 per Fund.


ADDITIONAL SERVICES:

         Additional services such as IRA processing, development of interface capabilities, servicing of 403(b) and 408(c) accounts, management of cash sweeps between DDAs and mutual fund accounts are subject to additional fees which will be quoted upon request. Programming costs or database management fees for special reports or specialized processing will be quoted upon request.


OUT-OF-POCKET EXPENSES:

         BISYS shall be entitled to be reimbursed for all reasonable out-of-pocket expenses including, but not limited to, the expenses set forth in
Section 3 of the Transfer Agency Agreement to which this Schedule B is attached.

                                   SCHEDULE C
                        TO THE TRANSFER AGENCY AGREEMENT
                                     BETWEEN
                     BARR ROSENBERG VARIABLE INSURANCE TRUST
                                       AND
                         BISYS FUND SERVICES OHIO, INC.


                                     REPORTS


1.       Daily Shareholder Activity Journal

2.       Daily Fund Activity Summary Report

         a.     Beginning Balance

         b.     Dealer Transactions

         c.     Shareholder Transactions

         d.     Reinvested Dividends

         e.     Exchanges

         f.     Adjustments

         g.     Ending Balance

3.       Daily Wire and Check Registers

4.       Monthly Dealer Processing Reports

5.       Monthly Dividend Reports

6.       Sales Data Reports for Blue Sky Registration

7. Annual report by independent public accountants concerning BISYS' shareholder system and internal accounting control systems to be filed with the Securities and Exchange Commission pursuant to Rule 17Ad-13 of the Securities Exchange Act of 1934, as amended.



                                       C-1